                                   EXHIBIT 21
                         SUBSIDIARIES OF THE REGISTRANT


                                                                      PERCENTAGE OF
                                                                       VOTING STOCK
                                                 JURISDICTION OF         OWNED BY
               NAME OF CORPORATION                INCORPORATION       SHOLODGE, INC.
           MOBAT, Inc.                             Tennessee               100%

           Shoney's Inn of Lebanon, Inc.           Tennessee               100%

           Nashville Air Associates, Inc.          Tennessee               100%

           Moore and Associates, Inc.              Tennessee               100%

           Virginia Inns, Inc.                     Tennessee               100%

           Sumner Venture, Inc.                    Tennessee               100%

           ShoLodge Franchise Systems, Inc.        Tennessee               100%

           Sunshine Inns, Inc.                     Tennessee               100%

           LAFLA Inn, Inc.                         Tennessee               100%

           Midwest Inns, Inc.                      Tennessee               100%

           Southeast Texas Inns, Inc.              Tennessee               100%

           The Hotel Group, Inc.                    Kansas                 100%(1)

           Delaware Inns, Inc.                     Tennessee               100%

           Carolina Inns, Inc.                     Tennessee               100%

           Alabama Lodging Corporation             Tennessee               100%

           ShoLodge Beverage Corporation             Texas                 100%(2)

           Suite Tenant, Inc.                      Tennessee               100%


--------------
(1) Through Midwest Inns, Inc.
(2) Through Southeast Texas Inns, Inc.